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                                                                    EXHIBIT 99.1

   A M T C
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[NASDAQ:AMTC]                                                       NEWS RELEASE
                                                           For immediate release
                                                     Contact: Beverly V. Fuortes
                                                             tel: (972) 733-6059
                                                             fax: (972) 733-6699
                                                       e-mail: invest@amtech.com
                                                 web: www.stockprofiles.com/amtc

                       AMTC CORPORATION SELLS COTAG UNIT

           AMTC (FORMERLY, AMTECH CORPORATION) CONTINUES TRANSITION

DALLAS - July 7, 1998 - AMTC Corporation (NASDAQ:AMTC), the company formerly known as Amtech Corporation, announced today that it has sold the net assets of its Cotag International (Cotag) unit, a manufacturer of electronic cards and readers for the access control and security management market, to Metric Gruppen AB (Metric) of Solna, Sweden. Metric is a leader in the access control and electronics distribution market in the Nordic region. The value of the transaction is between (pounds)2.5 million (approximately $4.1 million) and an estimated total of (pounds)3.4 million (approximately $5.7 million), with the final value of the transaction being based on the amounts of additional installment payments, which are tied to the level and mix of Cotag revenues achieved in 1998 and 1999. The sale closed on July 7, 1998.

Metric is acquiring the brand name and intellectual property underlying Cotag's hands-free proximity technology; Cotag's manufacturing facility in Cambridge, England; and the ongoing business of the unit.

Commenting on the sale, David P. Cook, chairman and chief executive officer of AMTC, said, "Concluding the sale of Cotag continues the company's transition to new lines of business. Cardkey Systems, the remaining business unit in the Electronic Security Group, is a profitable business, with approximately $60 million in annual revenues." The company also said that its Electronic Security Group will be renamed Cardkey Systems and be headed by Mike Wolpert, president.

AMTC Corporation (NASDAQ:AMTC), the company formerly known as Amtech Corporation, is a leading provider of electronic access control and security management systems, services, and products marketed under the Cardkey/(R)/ brand name. On May 31, 1998, the company sold the Amtech/(R)/ name to UNOVA, Inc. (NYSE:UNA) and is doing business under the name AMTC Corporation until a new name is formally approved by shareholders at the annual meeting, scheduled for August 31, 1998. AMTC's headquarters are in Dallas.

                                     -END-

AMTC CORPORATION
19111 Dallas Parkway, Suite 300
Dallas, TX 75287-3106